Exhibit 10.1


June 3, 2002



Mr. Joseph W. McGrath
Executive Vice President
President, Global Industries
Unisys Corporation
Unisys Way
Blue Bell, PA 19424

Dear Joe:

You are presently employed by Unisys Corporation (the "Corporation") as Executive Vice President and President, Global Industries. The purpose of this letter agreement (the "Agreement") is to set forth the terms and conditions that will apply should your employment with the Corporation be terminated by the Corporation without "cause" (as defined below) or by you for "good reason" (as defined below). This Agreement shall be effective from the date hereof through December 31, 2004.

Your employment may be terminated by the Corporation at any time with or without cause. However, in the event that your employment is terminated by Unisys without "cause" (as defined below) or you terminate your employment for "good reason" (as defined below) before December 31, 2004, you will be entitled to the following:

      (1) You will continue to be paid your base salary (at its then current rate on the date of termination of employment) for a period of two years following your termination of employment. Such termination payments will be made in the same manner and at the same times as the base salary payments would have been paid during employment and the period during which such payments are to be made will be referred to as the "Salary Continuation Period".

      (2) If termination of employment occurs prior to the EVC Plan payout date for the previous EVC award year, you will be eligible to receive an EVC award for such previous award year in an amount determined under the normal EVC Plan procedures as if you had continued to be employed through the EVC payout date for such year. Any EVC payment will be paid in the same manner and at the same time that such EVC payment would have been made had you continued to be employed. (For purposes of this Agreement, "EVC" means Executive Variable Compensation or any successor annual bonus and "EVC Plan" means the Unisys Executive Variable Compensation Plan or any successor annual bonus plan in which you participate.)

      (3) You will be eligible to receive an EVC payment for the year in which termination of employment occurs in an amount determined under the normal EVC Plan procedures as if you had continued to be employed through the EVC payout date for such year, but prorated to take into account your actual period of employment for such year. Any EVC payment will be paid in the same manner and at the same time that such EVC payment would have been made had you continued to be employed.

      (4) You will be eligible to receive annual EVC awards for each year of the Salary Continuation Period. Any EVC award payable for the first year of the Salary Continuation Period will be paid on the normal EVC payment date for officers of the Corporation for the EVC award year in which occurs the first anniversary of your termination of employment and any EVC award payable for the second year of the Salary Continuation Period will be paid on the normal EVC payment date for officers of the Corporation for the EVC award year in which occurs the second anniversary of your termination of employment. The amount of the EVC award for the first year of the Salary Continuation Period will be equal to (a) the amount of the continued base salary payments made to you under Section (1) during such first year, times (b) the percentage of funding approved by the Board of Directors for the corporate level EVC pool under the EVC Plan for the EVC award year in which occurs the first anniversary of your termination of employment, times (c) your target EVC percentage in effect on your termination date. The amount of the EVC award for the second year of the Salary Continuation Period will be equal to (a) the amount of the continued base salary payments made to you under Section (1) during such second year, times (b) the percentage of funding approved by the Board of Directors for the corporate level EVC pool under the EVC Plan for the EVC award year in which occurs the second anniversary of your termination of employment, times (c) your target EVC percentage in effect on your termination date.

      (5) You and your eligible dependents will be eligible to continue to participate, at the same costs applicable to active employees, in the Unisys Medical and Dental Plans through the Salary Continuation Period, subject, however, to the generally applicable terms of such plans.

      (6) The Salary Continuation Period will be counted as Credited Service for you for purposes of the Unisys Elected Officer Pension Plan (regardless of whether you become "employed", as defined below, after your termination of employment with the Corporation) and the termination payments paid to you under Sections (1) through (4) above prior to the date on which you become "employed" with an entity other than Unisys will be considered as eligible compensation for purposes of such Plan. For purposes of this Section (6), you will be considered to be "employed" if you provide services to any other entity as an employee, independent contractor, consultant, officer or director (provided that service as an outside director of another entity will not be considered as employment to the extent that the fees received by you for such services are based on the same fee structure as is paid to other outside directors of the entity).

You agree to accept the termination payments described above as the sole and exclusive remedy against Unisys for any claims arising out of your employment relationship, including, but not limited to, the termination thereof. Except as provided in Section (6) above, the special termination payments described above shall not be considered as compensation for purposes of any employee benefit plan, including, but not limited to, the Unisys Pension Plan and the Unisys Savings Plan.

The amounts payable to you hereunder will be reduced by the amount of cash compensation, if any, earned by you if you become "employed", as defined in Section (6), after your termination of employment with the Corporation. You will promptly advise the Senior Vice President, Worldwide Human Resources of the Corporation of any facts that could cause such a reduction in the amounts payable to you under this Agreement. Upon written notice from the Corporation, you will promptly reimburse to the Corporation any overpayments made to you as a result of your receipt of the cash compensation described above.

For purposes of this agreement, "cause" means intentional dishonesty; conviction of a felony; or your conviction of a misdemeanor involving moral turpitude that, in the opinion of Unisys, impairs your ability to substantially perform your job; gross neglect of your duties; engaging in conduct which is against the best interest of Unisys, including but not limited to conduct which violates the Unisys Code of Ethical Conduct; your continued failure to adequately perform your job duties, provided that Unisys has given you a written notice identifying the manner in which it believes that you have failed to adequately perform your job duties and you fail to cure your inadequate performance within 30 days of receiving such notice; your inability to perform your duties because of a mental or physical disability which extends for a period of six months; your death. "Good reason" means a reduction in your base pay or annual bonus target as such amounts may be increased from time to time; the assignment to you of job duties inconsistent with your position as Executive Vice President and President, Global Industries (or such other position to which you may be appointed during the term of this Agreement), unless as a result of a promotion; any material reduction in your responsibilities or status unless such reduction or change is (a) for cause, as defined above, or (b) is done with your written consent. You recognize that the dynamic nature of Unisys business may result in changes in your duties, responsibilities and status. It is agreed that the assignment to you of duties comparable to the duties of your position and changes in your responsibilities or status that are not material reductions thereof, will not constitute "good reason" under this Agreement.

In the event that you are terminated by the Corporation for cause, as defined above, or you terminate your employment for other than good reason, as defined above, or your termination of employment occurs after December 31, 2004, no amounts will be payable to you hereunder and termination payments, if any, shall be paid under the normal terms of the retirement, welfare, incentive, fringe and perquisite programs in which you participate at your termination date.

The payments under this agreement are not intended to duplicate payments under any other Unisys agreement or severance program, including, without limitation, the Employment Agreement applicable to Unisys elected officers which covers and takes effect only upon change in control situations, as defined therein. To the extent that you may be entitled to receive duplicate payments under this and any other Unisys agreement or program, the provisions of that agreement or program which is most favorable to you or provides you with the greater benefit shall be effective.

Any dispute or controversy arising under or in connection with this agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association in Philadelphia, Pennsylvania.

Sincerely,



Lawrence A. Weinbach
Chairman, President, and Chief Executive Officer

CC:   David O. Aker





Accepted:   _______________________       Date:   _________________
            Joseph W. McGrath